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                                                                  EXHIBIT 9.2.1


                       ADMINISTRATIVE SERVICES AGREEMENT


     This Administrative Services Agreement (the "Agreement") is entered into effective as of the _______ day of __________________, 1993, by and between Berger Associates, Inc. ("Berger Associates"), and Berger Investment Portfolio Trust (the "Trust"), with respect to Berger Small Company Growth Fund, a series of the Trust (the "Fund").

                                   RECITALS

     A. The Trust is a Delaware business trust and an open-end, management investment company registered under the Investment Company Act of 1940.

     B. The Fund is a series of the Trust for which Berger Associates acts as investment adviser.

     C. The parties desire that in addition to its duties as investment adviser, Berger Associates provide certain administrative and record keeping services to the Trust with respect to the Fund, on the terms and conditions set forth herein.

                                   AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Berger Associates shall perform all administrative and record keeping services (excluding transfer agent, dividend disbursing agent and related shareholder services) for the Fund not otherwise provided for and described in the Recordkeeping and Pricing Agent Agreement between the Trust and Investors Fiduciary Trust Company, dated ___________________, 1993, including the preparation of financial statements and reports to be filed with the Securities and Exchange Commission and state regulatory authorities, and the maintenance and preservation of all such statements and reports, and any supporting documentation as may be required by the Investment Company Act of 1940 and other applicable federal and state laws and regulations.

     2. The Trust shall pay to Berger Associates a monthly fee for performing such services, payable on the last day of each month during all or part of which this Agreement is in effect, of one-twelfth (1/12) of one one-hundredth of one percent (.01%) of the average daily closing net assets of the Fund for such month.

     3.   In performing the services described in Section 1, Berger
Associates shall at all times comply with the applicable provisions of the Investment Company Act of 1940 and any other federal or state securities laws.


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     4.   This Agreement shall continue until terminated at the end of any month by either party upon at least 60 days' notice in writing to the other party. This Agreement may not be assigned by either party without the written consent of the other party.

     5. NOTICE IS HEREBY GIVEN that the Trust is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. All parties to this Agreement acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

     6. This Agreement may be amended by the parties, provided that all such amendments shall be subject to the approval of the Trustees of the Trust.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first set forth above.

                                       BERGER INVESTMENT PORTFOLIO TRUST



                                       By:
                                          ---------------------------
                                           Title:


                                       BERGER ASSOCIATES, INC.



                                       By:
                                          ---------------------------
                                           Title:


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